EXHIBIT 1.1


                   [JONES, JENSEN & COMPANY, LLC LETTERHEAD]


September 28, 1999

Daniel R. Kirshbaum
Attorney-at-Law
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, TX 77007

Dear Daniel,

We are currently working on the audit of The American Energy Group, Ltd. for the year ended June 30, 1999 and are in the final stages of completing the audit. However, we are still trying to get supporting documentation on a few accounts and are currently unable to finalize the audit. We hope to have the final documentation in the next week so that we can issue the audited financial statements at that time.

Because The American Energy Group, Ltd. is required to file a form 10-K with the SEC by the end of September, we are requesting that you file the necessary forms to extend the filing due date for an additional 14 days. That will give us enough time to finalize the audit. Please call us if there are any problems in getting the extension. We appreciate your attention to this matter.



Sincerely,


/s/ JONES, JENSEN & COMPANY
    Jones, Jensen & Company